EXHIBIT 99.1

Contacts:
Gen-Probe	Corixa
Michael Watts	Jim DeNike
Sr. director, investor relations and	Sr. director, corporate communications
corporate communications	206-366-3720
858-410-8673

For Immediate Release

Gen-Probe Licenses from Corixa Rights to Develop Molecular Diagnostic Tests for
Potential Markers of Genitourinary and Other Cancers

— Agreement Broadens and Accelerates Gen-Probe’s Strategic Move into Oncology Diagnostics,
Moves Additional Corixa Discoveries Toward Product Commercialization —

SAN DIEGO and SEATTLE, January 5, 2005 — Gen-Probe (NASDAQ: GPRO) has licensed from Corixa (NASDAQ: CRXA) the rights to develop molecular diagnostic tests for approximately 50 potential genetic markers in the areas of prostate, ovarian, cervical, kidney, lung and colon cancer, the companies announced today.

“This agreement with Corixa is a significant step forward in our long-term strategy to become a leader in cancer diagnostics,” said Henry L. Nordhoff, chairman, president and chief executive officer of Gen-Probe. “We believe the next two to three years will be a time of strong product sales growth for Gen-Probe, driven by the roll-out of the TIGRIS® system, continued international expansion in blood screening, and the U.S. approvals of our Procleix® UltrioTM and West Nile virus assays. We expect this agreement with Corixa, together with our collaborations with DiagnoCure, AdnaGen and others, to drive another major cycle of longer-term growth.”

Under the terms of the agreement, Gen-Probe will gain access to certain Corixa intellectual property covering multiple genetic sequences related to potential markers for various cancers. These markers include AMACR for prostate and colon cancers, CA125 for ovarian cancer, and L523S for cervical and lung cancers. In exchange, Gen-Probe will pay Corixa a $1.6 million initial access fee, and an additional $3.2 million in two equal access fees in January of 2006 and 2007, unless Gen-Probe terminates the agreement. Gen-Probe also will pay Corixa up to $2 million on a product-by-product basis if certain regulatory and commercial milestones are achieved. In addition, Gen-Probe will pay Corixa royalties on sales of any products developed using Corixa’s intellectual property.

“We are pleased to have entered into a broad relationship with Gen-Probe for the development of multiple nucleic-acid based diagnostics”, said Steven Gillis, Ph.D. chairman and chief executive officer of Corixa. “The transaction underscores value associated with a number of prior Corixa discoveries and our ability to move these discoveries forward toward possible commercialization. We welcome Gen-Probe as the most recent of Corixa’s diagnostic partners. Previous licensees include DakoCytomation, Abbott Laboratories and Ortho Biotechnology.”

About Gen-Probe

Gen-Probe Incorporated is a global leader in the development, manufacture and marketing of rapid, accurate and cost-effective nucleic acid tests for diagnosing human diseases and screening donated human blood. Using its patented technologies, Gen-Probe has received FDA approvals or clearances for a broad portfolio of products that detect a variety of infectious microorganisms, including those causing sexually transmitted diseases, tuberculosis, strep throat, pneumonia and fungal infections. In addition, Gen-Probe’s TIGRIS instrument is the only fully automated, high-throughput system in the molecular diagnostics industry. The Company also developed and manufactures the only FDA-approved blood screening assay for the simultaneous detection of HIV-1 and HCV, which is marketed by Chiron Corporation. Gen-Probe has more than 20 years of nucleic acid detection research and product development experience, and its products are used daily in clinical laboratories and blood collection centers throughout the world. Gen-Probe is headquartered in San Diego, California and employs approximately 900 people. For more information, go to www.gen-probe.com.

About Corixa

Corixa is a biopharmaceutical company developing vaccine adjuvants and immunology based products that manage human diseases. Corixa’s products are currently in multiple clinical development programs, including several that have advanced to and through late stage clinical trials. The company partners with numerous developers and marketers of pharmaceuticals, targeting products that are Powered by Corixa™ technology with the goal of making its potential products available to patients around the world. Corixa was founded in 1994 and is headquartered in Seattle, with additional operations in Hamilton, Montana. For more information, please visit Corixa’s Web site at www.corixa.com.

Gen-Probe Caution Regarding Forward-Looking Statements

Any statements in this press release about Gen-Probe’s expectations, beliefs, plans, objectives, assumptions or future events or performance are not historical facts and are forward-looking statements. These statements are often, but not always, made through the use of words or phrases such as “believe,” “will,” “expect,” “anticipate,” “estimate,” “intend,” “plan,” and “would.” For example, statements concerning intellectual property, future development, the potential of the cancer diagnostics market, payment of license fees and royalties, regulatory and commercial milestones, future growth, and the human papillomavirus market are forward-looking statements. Forward-looking statements are not guarantees of performance. They involve known and unknown risks, uncertainties and assumptions that may cause actual results, levels of activity, performance or achievements to differ materially from those expressed or implied by any forward-looking statement. Some of the risks, uncertainties and assumptions that could cause actual results to differ materially from estimates or projections in the forward-looking statement include, but are not limited to: (i) the risk that Corixa’s intellectual property will be infringed or invalidated, (ii) the risk that Gen-Probe’s development of cancer diagnostics will not be successful, (iii) the risk that the cancer diagnostics market may not grow as expected, (iv) the risk that Gen-Probe may not be able to maintain its current corporate collaborations, including with Corixa, or enter into new ones, and (v) the risk that Gen-Probe will not enter the market for human papillomavirus testing successfully or economically. For additional information about risks and uncertainties Gen-Probe faces and a discussion of the Company’s financial statements and footnotes, see documents filed with the SEC, including the Report on Form 10-Q for the fiscal quarter ended September 30, 2004 and all periodic filings made with the SEC. Gen-Probe assumes no obligation and expressly disclaims any duty to update any forward-looking statement to reflect events or circumstances after the date of this news release or to reflect the occurrence of subsequent events.

Corixa Forward-Looking Statements

This press release contains forward-looking statements, including statements regarding the commercial potential for molecular diagnostic tests for potential markers of genitourinary and other cancers, and other statements about our plans, objectives, intentions and expectations. Forward-looking statements are based on the opinions and estimates of management at the time the statements are made. They are subject to certain risks and uncertainties that could cause actual results to differ materially from any future results, performance or achievements expressed or implied by such statements. Factors that could affect Corixa’s actual results include, but are not limited to the “Factors Affecting Our Operating Results, Our Business and Our Stock Price,” described in our Quarterly Report on Form 10-Q for the quarter ended September, 2004, copies of which are available from our investor relations department. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release.

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